Exhibit 5.1

June 2, 2016

Oncothyreon Inc.

2601 Fourth Avenue, Suite 500

Seattle, Washington 98121

Ladies and Gentlemen:

At your request, we have examined the prospectus supplement, dated June 2, 2016 (the “Prospectus Supplement”), to a Registration Statement on Form S-3, Registration No. 333-201317 (the “Registration Statement”) filed by Oncothyreon Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, with respect to the sale of shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share, up to an aggregate offering amount of $50,000,000, pursuant to the Sales Agreement (the “Sales Agreement”), dated June 2, 2016, by and between the Company and Cowen and Company, LLC. The Shares are to be sold pursuant to the Prospectus Supplement and the base prospectus included in the Registration Statement, dated January 7, 2015 (together with the Prospectus Supplement, the “Prospectus”).

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1) the Amended and Restated Certificate of Incorporation of the Company, as amended, certified by the Delaware Secretary of State on June 6, 2014 (as amended, the “Certificate”);

(2) the Bylaws of the Company, which is certified by the Company in the Management Certificate as being complete and in full force and effect, unmodified and unrepealed as of the date of this opinion (the “Bylaws”);

(3) the Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference, and the Prospectus;

(4) copies of minutes of meetings of, and actions by the written consent of, the Company’s Board of Directors, the Company’s incorporator and the Company’s stockholders provided to us by the Company relating to the adoption, approval, authorization and/or ratification of (i) the Certificate, (ii) the Bylaws, and (iii) the Registration Statement, Prospectus, the Sales Agreement and the issuance of Shares by the Company pursuant to the Sales Agreement;

(5) a certificate from the Company’s transfer agent dated June 1, 2016 verifying the number of the Company’s issued and outstanding shares of capital stock as of May 31, 2016;

(6) a certificate of good standing of the Company issued by the Secretary of State of the State of Delaware, dated June 1, 2016, stating that the Company is qualified to do business and in good standing under the laws of the State of Delaware (the “Certificate of Good Standing”);

(7) the stock records for the Company that the Company has provided to us (consisting of a list of the stockholders, optionholders and warrantholders of the Company that was prepared by the Company and provided to us as of June 1, 2016 and a list of any outstanding options, warrants or other rights to purchase the Company’s capital stock, and verifying the number of such issued and outstanding securities and a certificate of Computershare Trust Company, N.A., the Company’s transfer agent, dated June 1, 2016 regarding the Company’s outstanding shares of Common Stock as of May 31, 2016);

(8) a Management Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Management Certificate”);

Oncothyreon Inc.

June 2, 2016

(9) the Current Report on Form 8-K with which this opinion is filed as an exhibit (the “Form 8-K”); and

(10) the Sales Agreement.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us and the due authorization, execution and delivery of all documents where due authorization, execution and delivery are prerequisites to the effectiveness thereof.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Management Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of any of the Shares, (i) there will not have occurred any change in the law or the facts affecting the validity of the Shares and (ii) a sufficient number of shares of the Company’s Common Stock is authorized and available for issuance.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than (i) the existing federal laws of the United States of America, (ii) the existing laws of the State of Washington and (iii) the Delaware General Corporation Law, the Delaware Constitution and reported judicial decisions relating thereto as in effect on the date hereof.

In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions in connection with the filing of a registration statement of the type described herein.

Based upon the foregoing, we are of the following opinion:

(1) The Company is a corporation validly existing and in good standing under the laws of the State of Delaware; and

(2) With respect to the Shares, when the Shares are issued, sold and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus, then such Shares will be validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Form 8-K and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto. This opinion is intended solely for use in connection with the issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify the opinions expressed herein.

Sincerely,

/s/ Fenwick & West LLP

FENWICK & WEST LLP